UNITED STATES

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LL Flooring Holdings, Inc.

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LL Flooring Mails Letter to Shareholders Highlighting Thomas Sullivan’s

Track Record of Value Destruction

LL Flooring Board Possesses Relevant Expertise and Skillsets Necessary to Oversee

the Company’s Path Forward

During Mr. Sullivan’s Time as Executive Chairman and Interim CEO, LL Flooring’s Share Price Declined Approximately 86% and Company Lost Approximately $3 Billion In Market Capitalization1

Mr. Sullivan’s Nominees Risk Company Taking Significant Step Backwards

Urges Shareholders to Vote the Universal WHITE Proxy Card Today “FOR” ONLY LL Flooring’s Three Highly Qualified Director Nominees

Visit www.VoteLLFlooring.com for More Information

RICHMOND, Va. – June 18, 2024 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL) today mailed a letter to shareholders in connection with the Company’s upcoming 2024 Annual Meeting of Stockholders.

The letter contains critical information for shareholders’ decision making, including highlighting how the LL Flooring Board and management team have taken and continue to take action to implement change while Thomas Sullivan and his two other director nominees risk the Company taking a significant step backwards. The Board continues to believe that replacing three of the LL Flooring Board’s nominees is not only unnecessary, but would remove superior talent, critical skills and three independent directors from the Board and risk derailing progress being made at the Company.

The LL Flooring Board of Directors unanimously urges shareholders to vote using the universal WHITE proxy card today “FOR” only LL Flooring’s three highly qualified director nominees.

Visit www.VoteLLFlooring.com, to find additional information and resources to help shareholders vote at the 2024 Annual Meeting of Stockholders.

The full text of the letter follows:

Dear Fellow Shareholders,

With LL Flooring’s 2024 Annual Meeting of Stockholders quickly approaching, you are being asked to make an important decision that will affect the future of the Company.

The LL Flooring Board of Directors comprises nine highly qualified and engaged directors, eight of whom are independent, who have the right mix of skills and experience to effectively oversee the strategic direction of LL Flooring. More specifically, your Board’s nominees — Douglas T. Moore, Ashish Parmar and Nancy M. Taylor — are essential to the Company capturing opportunities ahead and to maximizing value.

[1]	Share price decline and market capitalization calculated from September 26, 2013 until December 30, 2016; market capitalization calculated using 30,700,000 shares outstanding

Thomas Sullivan is attempting to replace three of your Board’s nominees – change that we believe is not only unnecessary but would remove critical experience from your Board and risk derailing progress being made. In our view, Mr. Sullivan has a highly questionable ethical and leadership track record and is pushing a personal agenda that is not in the best interests of all the Company’s shareholders.

LL Flooring Board and Management Team Have Taken and Continue to Take Action to Implement Change	Mr. Sullivan’s Nominees Risk Taking Significant Step Backwards

✓  The Board has addressed significant product, sourcing and reputational issues that occurred while Mr. Sullivan served as Executive Chair and/or Interim CEO and had direct oversight of the Company’s sourcing: The Board has taken steps to repair damage to the Company’s credibility, settling litigation and paying fines related to product quality, sourcing issues and securities fraud that occurred under Mr. Sullivan’s leadership. The Board has brought on new senior leadership and has been overseeing management in refinement of the Company’s strategy.

x   Mr. Sullivan has a highly questionable ethical and leadership track record: As a result of actions taken by prior management while serving under the oversight of Mr. Sullivan as Executive Chairman and during the time Mr. Sullivan served as Interim CEO, the Company’s previous name and branding of “Lumber Liquidators” was permanently tarnished. From the time of an FBI raid in 2013 related to potential environmental crimes through Mr. Sulllivan’s departure from the Board and Company, LL Flooring’s share price declined approximately 86% and the Company lost approximately $3 Billion in market capitalization.[2]

✓  The Board is overseeing management’s execution of a transformation plan to expand product offerings and customer segments and capitalize on market opportunities: The Board and management team have identified and are executing on five strategic priorities to drive growth and capitalize on anticipated industry tailwinds and the larger opportunity in the current environment. This includes expansion into Pro and soft surface and transitioning the Company into a modern, customer-centric brand supported by innovative tools and digital platform integration.

x   Mr. Sullivan has indicated he is seeking to return LL Flooring to its previous strategy, limiting the Company’s market opportunities and ability to compete effectively: Under Mr. Sullivan’s leadership as Executive Chairman and Interim CEO, LL Flooring (then Lumber Liquidators) restricted its offerings to only hardwood and laminate flooring and the Do-It-Yourself customer, preventing the Company from capitalizing on the soft flooring and Pro market opportunities.

✓  The Board is conducting a thorough review of strategic alternatives: With the assistance of financial and legal advisors, the Board is conducting a typical process for the sale of a public company and remains committed to choosing the path that maximizes value. The Board has engaged with numerous potential counterparties on a level playing field and is committing the necessary time and care to constructively evaluate alternatives in a complex environment.

x   Mr. Sullivan is conflicted and pushing a personal agenda to opportunistically acquire LL Flooring: Mr. Sullivan may be attempting to force a sale of LL Flooring to himself at a price that may undervalue the Company by installing himself and two of his hand-picked employees on the Board. Mr. Sullivan has declined to participate in the strategic review process by refusing to sign a customary confidentiality agreement.

[2]	Share price decline and market capitalization calculated from September 26, 2013 until December 30, 2016; market capitalization calculated using 30,700,000 shares outstanding.

Vote today “FOR” ONLY LL Flooring’s three highly qualified and engaged director nominees on the universal WHITE proxy card

Your Board unanimously recommends that you vote “FOR” the election of each of the three nominees proposed by your Board, Messrs. Moore and Parmar and Ms. Taylor, on your universal WHITE proxy card.

Your Board does not endorse Mr. Sullivan and his other two nominees because, among other reasons, they are conflicted due to their roles at F9 Investments and Cabinets To Go, the latter of which competes with LL Flooring. Your Board strongly urges you to DISCARD and NOT vote using any gold proxy card that may be sent to you by Mr. Sullivan. If you have already voted using a gold proxy card sent to you by Mr. Sullivan, you have every right to change your vote and we strongly encourage you to revoke that proxy by using the WHITE proxy card to vote in favor of ONLY the three nominees recommended by your Board – by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Your vote is very important. Even if you plan to attend the Annual Meeting, we request that you read the proxy statement and vote your shares by signing and dating the enclosed universal WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet by following the instructions provided on the enclosed universal WHITE proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga,

at (888) 368-0379 or (212) 257-1311

or by email at info@saratogaproxy.com.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with more than 435 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

•	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html

•	Follow us on social media: Facebook, Instagram and Twitter.

Forward Looking Statements

Certain statements in this press release may include statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “assumes,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “targets,” “potential,” “will likely result,” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements.

These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact of any of the following: reduced consumer spending due to slower growth, economic recession, inflation, higher interest rates, and consumer sentiment; our advertising and overall marketing strategy, including anticipating consumer trends and increasing brand awareness; the results of our ongoing strategic review; a sustained period of inflation impacting consumer spending; our inability to execute on our key initiatives or if such key initiatives do not yield desired results; stock price volatility; competition, including alternative e-commerce offerings; liquidity and/or capital resources changes and the impact of any changes or limitations, including, without limitation, ability to borrow funds and/or renew or roll over existing indebtedness; transportation availability and costs, including the impact of the war in Ukraine and the conflict in the middle east on the Company’s European and Asian suppliers; potential disruptions to supply chain and product availability related to forced labor and other trade regulations; including with respect to the Uyghur Forced Labor Prevention Act; inability to hire and/or retain employees; inability to staff stores due to overall pressures in the labor market; the outcomes of legal proceedings, and the related impact on liquidity; reputational harm; inability to open new stores with acceptable financial returns, find suitable locations for our new stores, and fund other capital expenditures; managing growth; disruption in our ability to distribute our products, including due to severe weather; operating an office in China; managing third-party installers and product delivery companies; renewing store, warehouse, or other corporate leases; maintaining optimal inventory for consumer demand; our and our suppliers’ compliance with complex and evolving rules, regulations, and laws at the federal, state, and local levels having an overreliance on limited or sole-source suppliers; damage to our assets; availability of suitable hardwood, carpet and other products, including disruptions from the impacts of severe weather and supply chain constraints; product liability claims, marketing substantiation claims, wage and hour claims, and other labor and employment claims; sufficient insurance coverage, including cybersecurity insurance; disruptions due to cybersecurity threats, including any impacts from a network security incident; the handling of confidential customer information, including the impacts from the California Consumer Privacy Act, California Privacy Rights Act and other applicable data privacy laws and regulations; management information systems and customer relationship management system disruptions; obtaining products domestically and from abroad, including tariffs, the effects of antidumping and countervailing duties, and delays in shipping and transportation whether due to international events, such as the Red Sea shipping crisis, or scenarios outside of the Company’s control; impact of changes in accounting guidance, including implementation guidelines and interpretations related to Environmental, Social, and Governance matters; deficiencies or weaknesses in internal controls; and anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws.

Additional factors are set forth in the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2023, under the captions “Risk Factors”, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2024, and subsequent filings with the SEC.

For further information:

LL Flooring Investor Relations

ICR

Bruce Williams

ir@llflooring.com

Tel: 804-420-9801

For media inquiries:

Ed Trissel / Spencer Hoffman

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

For Investors:

Saratoga Proxy Consulting LLC:

John Ferguson / Joe Mills

info@saratogaproxy.com

Tel: 212-257-1311